Exhibit 99.2

FOR IMMEDIATE RELEASE:

For More Information, Contact:

November 12, 2007

Steve Laflin, President and CEO

(208) 524-5300

INTERNATIONAL ISOTOPES INC. ANNOUNCES

THIRD QUARTER AND NINE MONTHS 2007 FINANCIAL RESULTS

Idaho Falls, ID.  November 12, 2007 – International Isotopes Inc. (OTC Bulletin Board: INIS) announces financial results for the third quarter and nine months ending September 30, 2007.

REVENUE:  Revenue for the three and nine-month periods ended September 30, 2007, was $1,486,112 and $3,592,049 respectively, as compared to $1,458,260 and $3,641,098 for the same periods in 2006.  These numbers represent an increase of 2% for the three-month period and a decrease of 1% for the nine-month period comparisons. Excluding Cobalt Product sales, revenue for the three-month period ended September 30, 2007, was $877,738 as compared to $795,816 for the same period in 2006, which represents an increase of 10%.  Excluding Cobalt Product sales, revenue for the nine-month period ended September 30, 2007, was $2,769,635 as compared to $2,497,024 for the same period in 2006, which represents an increase of 11%. Because of the significant impact of the timing of cobalt product sales, management believes that excluding sales of cobalt products from the period comparisons of revenues provides useful information to investors and may provide a more accurate projection of the actual revenue growth trends of the Company.  Please refer to the tables below for a further analysis of this measure.

Three-Month Financial Measure Reconciliation

	Period ended Sept 30, 2006	Period ended Sept 30, 2007
Total Revenue	$1,458,260	$1,486,112
Cobalt Products Revenue	$ 662,444	$ 608,374
Total Revenues Excluding Cobalt Products Revenue	$ 795,816	$ 877,738

Nine-Month Financial Measure Reconciliation

	Period ended Sept 30, 2006	Period ended Sept 30, 2007
Total Revenue	$3,641,098	$3,592,049
Cobalt Products Revenue	$1,144,074	$ 822,414
Total Revenues Excluding Cobalt Products Revenue	$2,497,024	$2,769,635

The Radiological Services segment revenue decreased 32% and 10% respectively for the three and nine-month periods of 2007 compared to 2006 because of a short term reduction in contract services related to topaz processing.  The Cobalt Products segment declined by about 8% and 28% respectively for the three and nine-month periods of 2007 compared to 2006 primarily due to the cyclic nature of bulk cobalt sales.  The Radiochemical Products segment revenue increased by about 16% and 23% respectively for the three and nine-month periods of 2007 compared to 2006 as a result of continually improving sales in this segment.   Also the Nuclear Medicine segment increased 23% and 5% respectively for the three and nine month period ended September 30, 2007 compared to the same period in 2006 as a result of strengthening sales.

GROSS PROFIT: Gross profit for the three-month periods ended September 30, 2007, and 2006, was $689,849 and $605,976 respectively, which represents an increase of $83,873 or 14%.  Gross profit for the nine-month periods ended September 30, 2007, and 2006 was $1,618,879 and $1,673,696 respectively, which represents a decrease of $54,817 or 3%.  Gross profit as a percentage of revenue increased, from 41.5% to 46.4%, for the three month periods ended September 30, 2006 and 2007, and decreased slightly, from 45.9% to 45.1%, for the nine-month periods ended September 30, 2006 and 2007 respectively.

NET LOSS: The Company’s losses from operations for the three and nine-month periods ended September 30, 2007, were $276,287 and $1,146,281 respectively, as compared to losses from operations of $165,741 and $569,162 respectively for the comparable periods of 2006. The figures represent a 67% and 101% increase in loss for the three and nine-month periods respectively.  The increase in loss is primarily due to an increase in general and administrative expenses caused by changes in accounting standards requiring costs to be incurred attributable to stock options; legal expense related to patent work on newly developed intellectual property; and FEP equipment depreciation expenses.

Steve T. Laflin, President and CEO of International Isotopes Inc. said, “Most of our core business segments continue to demonstrate positive growth.  The increase in operations expenses are the result of newly included depreciation expense and implementation of new accounting standard costing requirements for employee stock options. The Company also incurred significant legal expenses related to patent development and the protection of additional intellectual property developed by our Fluorine Products Division.  I am confident the investments we are making in intellectual property and the business model we have developed and are strategically implementing, should produce some significant positive accomplishments in coming quarters. We are committed to building shareholder value.”

	Three Months ended September 30,		Nine Months ended September 30,
	2007	2006	2007	2006
Sales	$1,486,112	$1,458,260	$3,592,049	$3,641,098
Gross profit	$689,849	$605,976	$1,618,879	$1,673,696
Total Operating Expense	$970,115	$722,463	$2,756,052	$2,106,958
Operating (Loss)	$(280,266)	$(116,487)	$(1,137,173)	$(433,262)
Other Income (Expense)	$3,979	$(49,254)	$(9,108)	$(135,900)
Net (Loss)	$(276,287)	$(165,741)	$(1,146,281)	$(569,162)
Net (Loss) Per Common Share	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted Average Shares Outstanding	247,646,540	213,184,707	235,378,328	211,078,457

About International Isotopes Inc.

International Isotopes Inc. manufactures a full range of nuclear medicine calibration and reference standards, high purity fluoride gases, and a variety of cobalt-60 products such as teletherapy sources.  The Company also provides a wide selection of radioisotopes and radiochemicals for medical devices, calibration, clinical research, life sciences, and industrial applications and provides a host of analytical, measurement, recycling, and processing services on a contract basis to clients.

International Isotopes Inc. Safe Harbor Statement

Forward-looking statements in this press release are made pursuant to the safe harbor provisions of the federal securities laws.  Information contained in forward-looking statements is based on current expectations and is subject to change.  Actual results may differ materially from the forward-looking statements.  Many factors could cause actual results to differ materially from the forward-looking statements.  Readers are directed to read the risk factors detailed from time to time in our filings with the Securities and Exchange Commission, including our annual report on Form 10-KSB for the year ending December 31, 2006.  The Company does not intend to release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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